Registration No. 333-194901

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eLong, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Block B, Xingke Plaza Building
10 Middle Jiuxianqiao Road
Chaoyang District
Beijing 10015, People’s Republic of China

(Address of Principal Executive Offices, Including Zip Code)

eLong, Inc. 2009 Share and Annual Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8641

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Timothy B. Bancroft

Goulston & Storrs PC

400 Atlantic Avenue

Boston, Massachusetts 02110-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-194901) filed by eLong, Inc., a Cayman Islands company (the “Registrant”), on March 31, 2014 (the “Registration Statement”) under the Securities Act of 1933. The Registration Statement registered 5,000,000 ordinary shares of the Registrant for issuance under the Registrant’s 2009 Share and Annual Incentive Plan, as amended from time to time.

On May 31, 2016, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated as of February 4, 2016 (as amended by the First Amendment thereto dated as of April 1, 2016, the “Merger Agreement”), among the Registrant; China E-dragon Holdings Limited, a Cayman Islands company (“Parent”); and China E-dragon Mergersub Limited, a Cayman Islands company and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on May 31, 2016.

eLong, Inc.

By:	/s/ Philip Yang
Name:	Philip Yang
Title:	Chief Financial Officer

Note: In reliance on Rule 478 under the Securities Act of 1933, only the Registrant has signed this Post-Effective Amendment No. 1.

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